Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

August 2, 2026

among

INTEGER HOLDINGS CORPORATION,

ARMSTRONG PARENT, INC.

and

ARMSTRONG BIDCO, INC.

Exhibit A  Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as may be amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of August 2, 2026, among Integer Holdings Corporation, a Delaware corporation (the “Company”), Armstrong Parent, Inc., a Delaware corporation (“Parent”), and Armstrong Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein and (d) subject to Section 6.04, resolved to recommend adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company (such recommendation, the “Company Recommendation”); and

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter between Parent and KKR Core II Holding Company LLC (collectively, the “Sponsor”) and (ii) the limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by Sponsor and dated as of the date hereof (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.   Definitions.  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“2028 Convertible Notes” means those certain 2.125% convertible senior notes due 2028, issued by the Company pursuant to the 2028 Convertible Notes Indenture.

“2028 Convertible Notes Indenture” means the Indenture, dated as of February 3, 2023, by and between the Company and Wilmington Trust, National Association, as trustee (the “2028 Convertible Notes Trustee”).

“2030 Convertible Notes” means those certain 1.875% convertible senior notes due 2030, issued by the Company pursuant to the 2030 Convertible Notes Indenture.

“2030 Convertible Notes Indenture” means the Indenture, dated as of March 18, 2025, by and between the Company and Wilmington Trust, National Association, as trustee (the “2030 Convertible Notes Trustee” and, together with the 2028 Convertible Notes Trustee, the “Trustees” and each, a “Trustee”).

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof; or (b) executed, delivered and effective after the date hereof, in either case (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (ii) containing confidentiality provisions not less favorable in any material respect to the Company than the terms of the Confidentiality Agreement and (iii) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with, Section 6.04.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party indication of interest, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (iii) a merger, consolidation, joint venture, partnership, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries or (iv) any combination of the foregoing.

“Actual Performance” has the meaning set forth in Section 2.05(d).

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, Parent, Merger Sub and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) shall be deemed not to be Affiliates of the Company and vice versa. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.04(d).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 7.04(d).

“Anti-Corruption Laws” has the meaning set forth in Section 4.21(a).

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (including common law), constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, directive, determination, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capitalization Date” has the meaning set forth in Section 4.05(a).

“Capped Call Transactions” means, collectively, the call option transactions documented in connection with (i) the 2028 Convertible Notes by those certain (A) letter agreements regarding the Base Call Option Transactions, dated as of January 31, 2023, and (B) letter agreements regarding the Additional Call Option Transactions, dated as of February 1, 2023, and (ii) the 2030 Convertible Notes by those certain (A) letter agreements regarding the Base Call Option Transactions, dated as of March 13, 2025, and (B) letter agreements regarding the Additional Call Option Transactions, dated as of March 14, 2025, in each case of the foregoing, by and between the Company and each applicable dealer party thereto.

“Cash Out PSU Award” has the meaning set forth in Section 2.05(d).

“Cash Out RSU Award” has the meaning set forth in Section 2.05(b).

“Cause” has the meaning set forth in the Company’s 2026 Omnibus Incentive Plan (as in effect on the date hereof).

“CBA” has the meaning set forth in Section 4.18(a).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Certificates” has the meaning set forth in Section 2.03(a).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Closing Year Bonus” has the meaning set forth in Section 7.03(e).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collection Cap” has the meaning set forth in Section 11.04(e).

“Collection Obligations” has the meaning set forth in Section 11.04(e).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of April 3, 2026, and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarter ended April 3, 2026.

“Company Bylaws” means the By-Laws of the Company, as amended and restated.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended.

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Credit Agreement” means the Credit Agreement, dated as of September 2, 2021, among the Company, as parent, Greatbatch Ltd., as the borrower, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders parties there to, as amended.

“Company Credit Facility” means the Company’s credit facilities under the Company Credit Agreement.

“Company Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.

“Company Employee” means any employee of the Company or any of its Subsidiaries.

“Company Equity Award” means any Company RSU, Company PSU or Company Option.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industries in which the Company and its Subsidiaries operate, (B) changes, developments or conditions after the date hereof generally in financial or securities markets or in the general economic or political conditions globally or in any jurisdiction in which the Company and its Subsidiaries operate, including the imposition or adjustment of tariffs, (C) changes or conditions affecting generally the industries in which the Company and its Subsidiaries operate, (D) changes in geopolitical conditions (including with respect to the current conflict in Iran or between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other Applicable Laws, directives or policies promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, terrorism, cyberterrorism, global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any evolutions or mutations thereof)), or natural disaster (including any hurricane, tornado, flood, earthquake and weather-related event), (E) changes in Applicable Law after the date hereof, (F) the execution, delivery, performance or public announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and its Subsidiaries with third parties  (provided that this clause (F) shall be disregarded for purposes of the representations and warranties in Section 4.04 and determining the satisfaction of the conditions in Section 9.02(b) with respect to the representations and warranties in Section 4.04), (G) any failure of any of the Company or any of its Subsidiaries to meet, with respect to any period or periods following the date hereof, any internal or published budgets, projections, forecasts, estimates of earnings or revenues or business plans (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) any action taken by the Company at the written request of Parent or its Affiliates, and (I) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement (including any action required under this Agreement to obtain any authorization or approval from the FTC or the Antitrust Division or any other Governmental Authority for the consummation of the Merger and the other transactions contemplated hereby), except, in the case of clauses (A), (B), (C), (D) and (E), to the extent the business of the Company and its Subsidiaries, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Shares granted under a Company Stock Plan.

“Company Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each employment, consulting, bonus, commission, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, stock purchase, equity or equity-based, medical, health, life insurance, dental, vision, drug, legal, cafeteria, spending account, vacation, sick time, paid time off, welfare, disability (long-term or short-term), post-employment, fringe benefit or other compensation or benefit plan, program, policy or agreement, whether or not subject to ERISA, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, including for the benefit of the Company Employees or with respect to which the Company or any of its Subsidiaries has any liability or obligation (direct or indirect, contingent or otherwise), other than, in each case, any such plan, program, policy or agreement that (i) is sponsored or operated by any Governmental Authority, or (ii) is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company PSU” means each restricted stock unit award granted under a Company Stock Plan that is subject, in whole or in part, to performance-based vesting.

“Company Recommendation” has the meaning set forth in the recitals.

“Company Related Parties” has the meaning set forth in Section 11.04(d).

“Company RSU” means each restricted stock unit award granted under a Company Stock Plan that is subject solely to time-based vesting.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(b).

“Company Service Provider” means any employee, director or individual independent contractor of the Company or any of its Subsidiaries (including each Company Employee).

“Company Stock Plans” means the Company’s 2009 Stock Incentive Plan, 2011 Stock Incentive Plan, 2016 Stock Incentive Plan, 2021 Plan, and the 2026 Plan, in each case, as may be amended from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).

“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to govern competition, trade regulation or foreign investment, or to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.03(b).

“Contract” means any agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Converted PSU Award” has the meaning set forth in Section 2.05(d).

“Converted RSU Award” has the meaning set forth in Section 2.05(b).

“Convertible Notes” means, collectively, the 2028 Convertible Notes and the 2030 Convertible Notes.

“D&O Insurance” has the meaning set forth in Section 7.02(d).

“Debt Commitment Letter” has the meaning set forth in Section 5.09(a).

“Debt Financing” has the meaning set forth in Section 5.09(a).

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereunder, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, their affiliates and their and their affiliates’ respective former, current and future directors, officers, managers, members, stockholders, partners, employees, advisors, agents and representatives and their successors and assigns.

“Deferred Cash Award” has the meaning set forth in Section 2.05(d).

“Deferred PSU Award” has the meaning set forth in Section 2.05(d).

“Deferred RSU Award” has the meaning set forth in Section 2.05(b).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“DPA” has the meaning set forth in Section 5.04.

“Effective Time” has the meaning set forth in Section 2.01(c).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws that have as their principal purpose pollution, human health or safety (solely as related to exposure to Hazardous Substances), or the protection of the environment or natural resources.

“Equity Commitment Letter” has the meaning set forth in Section 5.09(a).

“Equity Financing” has the meaning set forth in Section 5.09(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Excluded Benefits” has the meaning set forth in Section 7.03(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financing” has the meaning set forth in Section 5.09(a).

“Financing Commitment Letters” has the meaning set forth in Section 5.09(a).

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Good Reason” shall be as defined in a Continuing Employee’s employment, termination of employment or severance protection agreement, as applicable, and if not so defined, shall mean the occurrence of any of the following events without the written consent of the Continuing Employee: (i) a diminution in annual base salary from that in effect immediately prior to the Effective Time or (ii) the relocation of the principal office at which the Continuing Employee performs services by more than 35 miles from the location of such office immediately prior to the Effective Time; provided that such relocation results in a material increase in commuting time; and provided, further, that “Good Reason” shall not be deemed to exist unless: (A) such Continuing Employee has provided written notice of the existence of one or more of the conditions listed in clauses (i) or (ii) above within 90 days after the initial existence of such condition or conditions; (B) such condition or conditions have not been cured within 30 days after receipt of delivery of such notice and (C) such Continuing Employee terminates employment within 30 days following the expiration of such cure period in clause (B).

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, arbitral body (public or private), department, court, agency or official, or NYSE or any self-regulatory organization.

“Governmental Health Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and “state healthcare programs” (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and comparable foreign healthcare programs such as national health insurance systems.

“Guarantee” has the meaning set forth in the recitals.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect), or for which liability or standards of conduct may be imposed, under Environmental Laws and (ii) petroleum, petroleum products or byproducts, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radioactive materials, radon and toxic mold or fungi.

“Healthcare Laws” means Applicable Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services to the extent applicable to the business of the Company or its Subsidiaries, including: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v; (ii) the Exclusion Laws, 42 U.S.C. § 1320a-7, the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, and the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); (iii) HIPAA (as defined herein); and (iv) any similar Applicable Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and any similar Applicable Laws regulating the privacy and security of healthcare records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.02(a).

“Indentures” means, collectively, the 2028 Convertible Notes Indenture and the 2030 Convertible Notes Indenture.

“Intellectual Property” means all intellectual property in any jurisdiction anywhere in the world, and the following and all rights therein and thereto:  (i) trademarks, service marks, logos, trade dress, and trade names (including any and all goodwill related thereto); (ii) domain names and social media accounts and handles; (iii) mask works, inventions, patents, and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing; (iv) trade secrets, know-how, methods, processes, and techniques, and other confidential or proprietary information; (v) copyrights and any other rights in works of authorship; (vi)  software, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (vii) any other similar type of proprietary intellectual property rights; and (viii) any registrations or applications for registration of any of the foregoing clauses (i) – (viii) or any other intellectual property.

“Internal Controls” has the meaning set forth in  Section 4.07(e).

“Intervening Event” has the meaning set forth in Section 6.04(b)(ii).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all software, computer systems, servers, network equipment and other computer hardware and information technology assets or equipment, in each case, owned by, licensed or sublicensed to, or otherwise controlled by, the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.

“Lease” means all leases, subleases, licenses, and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest, license, encumbrance or other lien or similar adverse restriction of any kind in respect of such property or asset.

“Material Contract” has the meaning set forth in Section 4.20.

“Medical Device Laws” means those Applicable Laws administered and enforced by the FDA and comparable local, state, federal and foreign Governmental Authorities including the federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §§ 301 et seq.), the Medical Devices Directive 93/42/EEC, the Active Implantable Medical Devices Directive 90/385/EEC, the Medical Devices Regulation (EU) 2017/745, and similar local, state, federal and foreign Applicable Laws.

“Medical Device Permits” has the meaning set forth in Section 4.22(d).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, judgment or decree of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 10.01(b)(i).

“Owned Real Property” means all land, together with buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, would be reasonably expected to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the other transactions contemplated by this Agreement on a timely basis, and in any event, prior to the Outside Date.

“Parent Related Parties” has the meaning set forth in Section 11.04(d).

“Parent Termination Fee” has the meaning set forth in Section 11.04(b)(iii).

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Payoff Letter” has the meaning set forth in Section 6.08.

“Pension Plan” means (a) an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and/or is subject to the minimum funding standards under Sections 412 or 430 of the Code or Section 302 of ERISA, or (b) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Permit” means each governmental license, franchise, certificate, approval, clearance, registration, consent, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business.

“Permitted Liens” means (a) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate actions or that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (b)

Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (c) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations regulating the use or occupancy of real property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property, which are not violated in any material respect by the current use or occupancy of such real property or the operation of the Company or any of its Subsidiaries as currently conducted; (d) the terms and conditions of the Leases (other than in connection with any breach thereof by the Company or any of its Subsidiaries) that do not materially interfere with the use or operation of the real property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (e) with respect to real property, minor defects, irregularities or imperfections of title, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, title to any portion of the premises lying within the right of way or boundary of any public road or private road and similar restrictions of record affecting title to such real property, in each case, that do not materially interfere with, or impair the business and use of such real property as presently conducted by the Company and its Subsidiaries; (f) matters that would be disclosed by an accurate survey or inspection of the real property to which they relate; (g) licenses or sublicenses of Intellectual Property granted in the ordinary course of business by the Company or any of its Subsidiaries; (h) Liens to be released on or prior to the Closing Date; and (i) any other Liens which would not, individually or in the aggregate, interfere materially with the ordinary course of the business of the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that (i) whether alone or in combination with any other data or information, identifies or is reasonably capable of identifying a natural Person, or (ii) is considered “personally identifiable information”, “personal information”, or “personal data” under Applicable Law.

“Privacy Requirement” means, collectively, all of the following to the extent relating to Personal Information or otherwise relating to data privacy, data security, or security breach notification requirements: (i) the Company’s or any of its Subsidiaries’ own published or public rules, policies and procedures (whether physical or technical in nature, or otherwise), (ii) Applicable Laws, (iii) binding industry standards applicable to the Company or any of its Subsidiaries, including the Payment Card Industry Data Security Standard (PCI-DSS) and (iv) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

“Proceeding” means any action, claim, charge, complaint, investigation, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 8.02(a).

“Registered Company-Owned Intellectual Property” means all issued patents and patent applications, trademark registrations and applications, copyrights registrations and applications, and domain names, in each case, that are owned by the Company or any of its Subsidiaries as of the date hereof.

“Reimbursement Cap” has the meaning set forth in Section 6.06(r).

“Reimbursement Obligations” has the meaning set forth in Section 6.06(r).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.

“Sanctioned Person” means at any time any Person who is the target of Sanctions, including by virtue of being:  (i) listed on any Sanctions-related list of designated or blocked persons; (ii) a Governmental Authority of, ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine) or Venezuela; or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” means any actual or suspected (i) breach of security, successful phishing incident, or ransomware or malware attack, or other security incident with respect to any IT System or (ii) incident in which any data or information owned, held, or processed by or for the Company or any of its Subsidiaries or Personal Information was accessed, collected, disclosed, shared, transferred, destroyed, lost, stolen or exfiltrated in an unauthorized manner.

“Solvent” has the meaning set forth in Section 5.10.

“Sponsor” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in  Section 6.04(f).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any tax, fee, levy or other like governmental assessment or charge, in each case, in the nature of a tax, including all income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum and, estimated tax, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to any Taxing Authority.

“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Trade Control Laws” has the meaning set forth in Section 4.21(a).

“Trustee” has the meaning set forth in the definition of “2030 Convertible Notes Indenture.”

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

“Union” means any labor or trade union, works council, labor organization or other employee representative body.

“Unvested PSU Award” has the meaning set forth in Section 2.05(d).

“Unvested RSU Award” has the meaning set forth in Section 2.05(b).

“Vested PSU Award” has the meaning set forth in Section 2.05(c).

“Vested RSU Award” has the meaning set forth in Section 2.05(a).

“WARN Act” has the meaning set forth in Section 4.18(b).

Section 1.02.   Other Definitional and Interpretative Provisions.  Unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.  References to “Articles,” “Sections,”

“Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “or” will not be deemed to be exclusive.  The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.”  References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.  References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein.  Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.  Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.  References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (a) publicly available on the SEC EDGAR database (without redaction or omission) at least two Business Days prior to the execution of this Agreement, (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form prior to the execution of this Agreement or (c) uploaded at least 24 hours prior to the execution of this Agreement in the “Project Armstrong” dataroom hosted on Datasite and available to Parent and its Representatives.

Article 2
The Merger

Section 2.01.   The Merger.  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b)   Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than two Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(c)   At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d)   Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02.   Conversion of Shares. Except as set forth in Section 2.05, as of the Effective Time:

(a)   Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $127.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)   Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.

(c)   Each Company Common Share held by any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.

(d)   Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(c), will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.   Surrender and Payment.  (a) Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and enter into a paying agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”).  Prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.03.  Except as set forth in Section 2.05, as promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)   Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02 will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable and permitted withholding).  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration.  No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such Company Common Shares.

(c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that any such Taxes have been paid or are not payable.

(d)   At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2, including subject to applicable Law in the case of Dissenting Company Shares.

(e)   Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the Effective Time will be returned to Parent, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law).  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable, including to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law.  If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04.   Dissenting Shares.  (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who are entitled to demand and shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a).  Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.08).

(b)   The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares.  Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares.  The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands in respect of Dissenting Company Shares or waive any failure to timely deliver a written demand for appraisal.

Section 2.05.   Treatment of Equity Awards.  (a) At the Effective Time, each award of Company RSUs that is outstanding and vested but not yet settled in accordance with the existing terms of such award (after giving effect to any single-trigger vesting provisions set forth in the applicable award agreement in effect as of the date hereof) as of the Effective Time (each, a “Vested RSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (A) the Merger Consideration, multiplied by (B ) the number of shares of Company Common Shares subject to such Vested RSU Award at the Effective Time.

(b)   At the Effective Time, each award of Company RSUs that is outstanding and not a Vested RSU Award as of immediately prior to the Effective Time (each, an “Unvested RSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Shares subject to such Unvested RSU Award (each, a “Converted RSU Award”). With respect to each Converted RSU Award, 50% of such Converted RSU Award (determined on a tranche-by-tranche basis) shall vest and become payable at the Effective Time (together with the Vested RSU Awards, the “Cash Out RSU Awards”), and the remaining 50% of each Converted RSU Award (each, a “Deferred RSU Award”) shall vest and become payable after the Effective Time at the same time as the Unvested RSU Award for which such Deferred RSU Award was exchanged would have vested and been paid pursuant to its terms and shall otherwise be subject to the same terms and conditions (including as to vesting and termination protection) as applied to such corresponding Unvested RSU Award as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of Deferred RSU Awards has, if the employment of such holder is terminated by Parent or its Affiliates without Cause or by such holder for Good Reason, in each case, within one year following the Effective Time, all of such holder’s Deferred RSU Awards shall immediately vest and be paid.

(c)   At the Effective Time, each award of Company PSUs for which the performance period has been completed but not yet settled in accordance with the terms of such award as of immediately prior to the Effective Time (each, a “Vested PSU Award”) shall automatically be canceled without any action on the part of the holder thereof and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Shares subject to such Vested PSU Award at the Effective Time (with the number of

Company Common Shares determined based on actual performance as determined by the Board of Directors (or committee thereof) in the ordinary course of business consistent with past practice).

(d)   At the Effective Time, each award of Company PSUs that is outstanding and not a Vested PSU Award as of immediately prior to the Effective Time (each, an “Unvested PSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the Merger Consideration, multiplied by (ii) the number of Company Common Shares subject to such Unvested PSU Award (calculated based on the greater of (A) target performance and (B) Actual Performance (defined below) for Unvested PSU Awards) (each, a “Converted PSU Award”). With respect to each Converted PSU Award, 50% of such Converted PSU Award (determined on a tranche-by-tranche basis) shall vest and become payable at the Effective Time (together with the Vested PSU Awards, the “Cash Out PSU Awards”), and the remaining 50% of each Converted PSU Award (each, a “Deferred PSU Award,” and, together with each Deferred RSU Award, the “Deferred Cash Awards”) shall vest and become payable after the Effective Time at the same time as the Unvested PSU Award for which such Deferred PSU Award was exchanged would have vested and been paid pursuant to its terms and will be subject to the same terms and conditions (including as to vesting and termination protection, but excluding, for the avoidance of doubt, any performance conditions) as applied to such corresponding Unvested PSU Award as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of Deferred PSU Awards has, if the employment of such holder is terminated by Parent or its Affiliates without Cause or by such holder for Good Reason, in each case, within one year following the Effective Time, all of such holder’s Deferred PSU Awards shall immediately vest and be paid. For purposes of Section 2.05, “Actual Performance” shall be determined by the Board of Directors (or a committee thereof) prior to the Effective Time as follows: (x) with respect to relative total shareholder return, the Merger Consideration shall be used as the “Ending Stock Price” (as defined in the applicable award agreement); and (y) with respect to organic sales growth, (I) actual performance shall be used for any year during the applicable performance period that is completed prior to the Effective Time and (II) projected performance as determined by the Board of Directors (or a committee thereof) prior to the Effective Time for any other year during the applicable performance period.

(e)   At the Effective Time, (i) each award of Company Options that is outstanding immediately prior to the Effective Time shall fully vest, to the extent not vested previously, and (ii) each award of Company Options that is vested and outstanding (after giving effect to the foregoing clause (i)) shall automatically be canceled without any action on the part of the holder thereof and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Shares subject to such award of Company Options, multiplied by (B) the number of shares of Company Common Shares subject to such award of Company Options at the Effective Time; provided that if the applicable exercise price per share of Company Common Shares of an award of Company Options is equal to or greater than the Merger Consideration, such award of Company Options shall be canceled at the Effective Time for no consideration.

(f)   Prior to the Effective Time, the Board of Directors (or a committee thereof) shall adopt resolutions approving, and shall take such other actions, including any such actions under any Company Stock Plan, as may be reasonably required or necessary to effectuate the provisions of this Section 2.05 prior to, and contingent upon, the Effective Time.

(g)   Any payments under this Section 2.05(a) through (e) shall be made by the Surviving Corporation or any of its Subsidiaries, as applicable, through its payroll system at or as soon as practicable after (i) the Effective Time (and in no event later than the later of (A) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the Effective Time, and (B) three Business Days following the Effective Time) for payments made in respect of the Company Options, Cash Out RSU Awards and Cash Out PSU Awards, and (ii) the date on which the Deferred Cash Award (or portion thereof) vests (and in no event later than the later of (A) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the applicable vesting date, and (B) 30 Business Days following the applicable vesting date), pursuant to the Surviving Corporation’s or its Subsidiary’s, as applicable, ordinary payroll practices, and will be subject to any applicable Tax withholding.  Notwithstanding the foregoing, any payments contemplated by this Section 2.05 that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled in accordance with the timing set forth in the preceding sentence without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.06.   Adjustments.  Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, of the Company shall have changed into a different number or class of shares or other securities by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, or any merger, consolidation or other event or similar transaction, but excluding (i) any change that results from settlement or exercise (as applicable) of Company Equity Awards as described above in Section 2.05, or (ii) the issuance of Company Common Shares or Company Equity Awards in accordance with the terms of this Agreement, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event.

Section 2.07.   Withholding Rights.  Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, the Paying Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law in respect of Taxes. Any amounts so deducted or withheld shall, to the extent timely paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall use commercially reasonable efforts to cooperate with the Company to obtain any affidavits, certificates or other documentation as would reasonably be expected to afford to the Company and any holder of Company Common Shares reduction of or relief from such deduction or withholding.

Section 2.08.   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.   Certificate of Incorporation.  Subject to Section 7.02, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 3.02.   Bylaws.  Subject to Section 7.02, the bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03.   Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Except (a) as disclosed in any Company SEC Document filed on or after January 1, 2024 and at least two (2) Business Days before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that any factual information contained within such sections shall not be excluded), and it being further understood that (i) any matter disclosed in any Company SEC Document will be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Document that it is applicable to such section of the Company Disclosure Schedule; and (ii) nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, 4.02, 4.04, 4.05, 4.06 or 4.24); or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01.   Corporate Existence and Power.  (a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, which are in effect as of the date hereof.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

Section 4.02.   Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.  The affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote at the Company Stockholders Meeting on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to consummate the transactions contemplated hereby (including the Merger).  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)   The Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein and (iv) resolved, subject to Section 6.04, to make the Company Recommendation, and, as of the date of this

Agreement, such Company Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

Section 4.03.   Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.

Section 4.04.   Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.

Section 4.05.   Capitalization.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share (“Company Common Shares”), and 100,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”).  As of July 30, 2026 (such date, the “Capitalization Date”), there were outstanding (i) 34,768,334 Company Common Shares, (ii) no Company Preferred Shares, (iii) 340,855 Company Common Shares subject to outstanding Company RSUs, (iv) 418,085 Company Common Shares subject to outstanding Company PSUs (assuming achievement of the applicable performance measures at the maximum level), (v) 17,346 Company Common Shares subject to outstanding Company Options, and (vi) 7,957,857 Company Common Shares reserved for issuance and available on the possible conversion of the 2028 Convertible Notes outstanding and available for issuance under the Company Stock Plans. In addition, as of the Capitalization Date, (x) $116.3 million aggregate principal amount of the 2028 Convertible Notes (with a conversion rate as of the date hereof equal to 11.4681 Company Common Shares per $1,000 principal amount, subject to adjustment as provided in the 2028 Convertible Notes Indenture) were issued and outstanding, and 1,333,557 Company Common Shares were reserved for issuance upon conversion of the 2028 Convertible Notes, and (y) $1,000 million aggregate principal amount of the 2030 Convertible Notes (with a conversion rate as of the date hereof equal to 6.6243 Company Common Shares per $1,000 principal amount, subject to adjustment as provided in the 2030 Convertible Notes Indenture) were issued and outstanding, and 6,624,300 Company Common Shares were reserved for issuance upon conversion of the 2030 Convertible Notes. The Company has made available to Parent a true and complete list, as of the Capitalization Date, of all outstanding Company RSUs and Company PSUs on an individual-by-individual basis, including with respect to each such award, (A) the name or employee identification number of the holder, (B) the date of grant and (C) the Company Stock Plan under which the award was granted, (D) the total number of Company Common Shares subject to such award and (E) the current vesting status; provided the Company shall otherwise cooperate with Parent to provide information necessary to implement the Deferred Cash Awards. There are no outstanding dividend equivalent rights that have accrued in respect of any award granted under the Company Stock Plans.

(b)   Except as set forth in Section 4.05(a), as of the Capitalization Date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company, (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company or (v) contractual obligations or commitments relating to any Company Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights. (the items in clauses  (i) through (v) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Common Shares. None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.   Subsidiaries.  (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025. The Company is not in material default under or in material violation of any of the provisions of, the articles of organization, bylaws or equivalent documents of each of the Company’s Subsidiaries.

(b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and non-assessable and is free of any preemptive or similar rights, and is owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens).  As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) contractual obligations or commitments relating to any Company Subsidiary Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights (the items in clauses  (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities.  Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other voting securities of or ownership interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of or ownership interests in, any other Person.

Section 4.07.   SEC Filings; Internal Control.  (a) Since January 1, 2024, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)   As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(c)   As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2024, the Company has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, nor as of the date hereof has received any written notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). No Subsidiary of the Company is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC.

(d)   The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and, with respect to the Company, the applicable listing and corporate governance rules of NYSE.  Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC under the Exchange Act was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the 1934 Act and the Sarbanes-Oxley Act. As of the date hereof, none of the foregoing certifications has become incomplete or incorrect. As of the date hereof, neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(e)   Since January 1, 2024, the Company has, in compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure, and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of significant deficiencies or material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s Internal Controls and have identified for the Company’s auditors any material weaknesses in Internal Controls.  Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or in the Company’s Internal Controls. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any material unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 4.08.   Financial Statements.  The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments, which are not material, either individually or in the aggregate).

Section 4.09.   Disclosure Documents.  The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time (a) of such filing, (b) the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders and (c) of the Company Stockholders Meeting, the Proxy Statement as supplemented or amended (if applicable) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied to the Company by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10.   Absence of Certain Changes.  Since December 31, 2025 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) there has not been any change, circumstance, effect, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11.   No Undisclosed Material Liabilities. (a) There are no liabilities or obligations of the Company or any of its Subsidiaries of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:  (i) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (ii) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date (none of which relates to a breach of Contract, breach of warranty, tort, misappropriation, infringement or violation of Applicable Law); (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, securitization, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as contemplated by Instruction 8 to Item 303(b) of Regulation S-K of the SEC).

Section 4.12.   Compliance with Laws; Permits.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened in writing to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law.

Section 4.13.   Litigation.  As of the date hereof, there is no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity by or before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14.   Properties.

(a)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all real property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b)   The Company and its Subsidiaries have good and marketable (or the equivalent title in the applicable jurisdiction) to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, as set forth on Section 4.14(b) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is in material breach or material default under any material restrictive, affirmative or other covenant or restriction encumbering any Owned Real Property, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c)   To the Company’s Knowledge, the Company has made available to Parent a current, complete and accurate copy of each Lease and all amendments thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, as set forth on Section 4.14(c) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, each Lease is legal, valid, binding, enforceable, and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a default by the Company or any of its Subsidiaries or any other party under any Lease, (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any other party to a Lease, is in violation of any provision of any Lease or is in default under any Lease, and (iii) neither the Company nor any of its Subsidiaries has (x) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (y) collaterally assigned or granted any security interest in any Lease or any interest therein.

(d)   The Owned Real Property and Leased Real Property comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries. Except, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s Knowledge, otherwise threatened, affecting any Owned Real Property, and (ii) all buildings, structures, improvements, fixtures, building systems and equipment included in or located on the Owned Real Property are good condition and repair, and sufficient for the operation of the business of the Company and its Subsidiaries.

Section 4.15.   Intellectual Property.  (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i)  to the Company’s Knowledge, neither the Company or any of its Subsidiaries nor the conduct of the business of the Company or any of its Subsidiaries as currently or previously conducted is or has been in the last six years infringing, misappropriating or violating the Intellectual Property rights of any Person, and (ii) there is no (and has not in the last three years been any) claim or Proceeding pending or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries alleging any of the foregoing.

(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is, or in the past six years has been, infringing, misappropriating, or violating the Company-Owned Intellectual Property, and (ii) in the past three years, neither the Company nor any of its Subsidiaries have sent a written notice or claim or initiated any Proceeding alleging the same.

(c)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Registered Company-Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part, (ii) there is no pending or, to the Company’s Knowledge, threatened Proceeding challenging or contesting the validity or enforceability of any Company-Owned Intellectual Property, and (iii) the Registered Company-Owned Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

(d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or one of its Subsidiaries: (i) exclusively owns the Company-Owned Intellectual Property, or (ii) to the Company’s Knowledge, has a valid, enforceable, and sufficient right to all Intellectual Property used in or necessary for the operation of the business of the Company or any of its Subsidiaries, in each case of (i) and (ii), free and clear of any Liens (other than Permitted Liens).

(e)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and confidential information owned by the Company or any of its Subsidiaries, and (ii) no such trade secrets or other confidential information have been disclosed or authorized to be disclosed to any Person other than in the ordinary course of business pursuant to a reasonable, written confidentiality and non-disclosure agreement.

(f)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the IT Systems are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) the Company and its Subsidiaries have implemented commercially reasonable technical and physical safeguards designed to protect the IT Systems (and any Personal Information stored therein) against unauthorized access, collection, disclosure, destruction, loss, theft or exfiltration, (iii) to the Company’s Knowledge, no IT Systems contain any “virus”, “back door,” “time bomb”, “Trojan horse” or other malicious code, and (iv) to the Company’s Knowledge, there have not been any Security Incidents.

(g)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance, and during the past three years have been in compliance, with all Applicable Laws with respect to Privacy Requirements. To the Company’s Knowledge, no claims have been threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries are, or during the past three years have, (i) received any notice of any audit, investigation, complaint or other Proceeding by any Person, or (ii) sent or been required to send to any Person any notice, in each case of (i) and (ii), concerning any Security Incident or any actual or potential violation of any Privacy Requirements.

Section 4.16.   Taxes.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable. The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.

(c)   There is no Proceeding now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d)   There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Tax, other than Permitted Liens.

(e)   With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations with respect to Taxes.

(f)   Other than with respect to a Tax Return for which the statute of limitations has expired, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Applicable Law or as a successor or transferee.

(g)   Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16 and those portions of Section 4.17 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters. The representations in this Section 4.16 may be relied upon only with respect to tax periods ending on or prior to the Closing Date. The Company and its Subsidiaries make no representation or warranty in this Section 4.16 or otherwise as to the amount or availability of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of the Company or any Subsidiary, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes.

Section 4.17.   Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule sets forth list of all material Company Plans. The Company has made available to Parent a current, accurate and complete copy of each material Company Plan and all amendments thereto as of the date hereof and, to the extent applicable:  (i) any related trust agreement, insurance policy or other funding instrument and all amendments thereto, (ii) any summary plan description or summary of material modifications, (iii) for the most recent plan year, the filed Form 5500 annual report (with applicable schedules and attachments thereto); (iv) the most recent favorable determination letter from the IRS or opinion issued to the prototype sponsor with respect to each such Company Plan intended to qualify under Section 401 of the Code; and (v) any material non-routine communication with any Governmental Authority since January 1, 2024.

(b)   Each Company Plan has been established, funded, maintained, operated and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received or is eligible to rely upon a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period that the Company Plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; and, nothing has occurred, and, to the Knowledge of the Company, no condition exists, that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code.

(c)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

(d)   The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(e)   There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, Proceeding or investigation of any kind in any court, by any Governmental Authority or otherwise with respect to any Company Plan (in each case, other than routine claims for benefits), in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) other than with respect to the treatment of Company RSUs, Company PSUs, and Company Options in accordance with Section 2.05, entitle any Company Service Provider to any payment or benefit, or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Company Plan, (ii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by Applicable Law), or (iii) result in the payment or funding of any amount or provision of any benefit that could, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code.

(g)   Neither the Company nor any of its Subsidiaries has, in the past six years, sponsored, maintained, contributed to, been required to contribute to, or had any liability or other obligation (contingent or otherwise), including as the result of any ERISA Affiliate, with respect to, any (i) Pension Plan, (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides, and neither the Company nor any of its Subsidiaries has an obligation to provide, post-employment or post-service health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any other Applicable Laws (for which such Person pays the full cost of coverage)).

(h)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty under Section 4980B, 4980D, 4980H, 6055, 6056, 6721, or 6722 of the Code. There has been no material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

Section 4.18.   Employee and Labor Matters.  (a) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other labor-related contract with any Union (each, a “CBA”), and none are currently being negotiated; and no employees of the Company or any of its Subsidiaries are represented by any Union with respect to their employment with the Company or any of its Subsidiaries.  The Company has timely satisfied and will timely satisfy any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor Union which is representing any employee of the Company or any of its Subsidiaries, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Since January 1, 2024, (i) no Union or group of current or former Company Employees has made a written demand to the Company for recognition or certification, (ii) to the Knowledge of the Company, there have been no labor organizing activities with respect to any current or former Company Employees and no such activities have been threatened, and (iii) except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there have been no unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company or its Subsidiaries.

(b)   Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the last three years have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification and treatment of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), whistleblower protections, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar laws (the “WARN Act”)), labor relations, automated employment decision tools and other artificial intelligence, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(c)   There are no currently pending, or to the Knowledge of the Company, threatened, employment-related Proceedings against the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment, application for employment, or termination of any Company Service Provider by the Company or its Subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)   The Company and its Subsidiaries have reasonably investigated all material sexual harassment allegations against officers, directors, or executive-level employees of the Company or its Subsidiaries which have been reported in writing to the Company or its Subsidiaries. With respect to each such allegation (except those the Company or its Subsidiaries reasonably deemed to not have merit), the Company or its Subsidiaries have taken corrective action reasonably calculated to prevent further improper action.

Section 4.19.   Environmental Matters.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)   since January 1, 2024 through the Closing Date, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising under any Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries of any Environmental Laws;

(b)   the Company and each of its Subsidiaries have all material Permits necessary for their operations to comply with all Environmental Laws and are now, and since January 1, 2024 have been, in compliance with the terms of such Permits;

(c)   the Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Environmental Laws;

(d)   neither the Company nor any of its Subsidiaries has received any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Hazardous Substances at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise;

(e)   neither the Company nor any of its Subsidiaries (or any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has Released any Hazardous Substance at, on, under, to, in or from any real property or facility currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case as would give rise to liability for the Company or its Subsidiaries under any Environmental Laws;

(f)   neither the Company nor any of its Subsidiaries has assumed or provided an indemnity with respect to the liability of another Person arising under Environmental Laws or relating to Hazardous Substances; and

(g)   the Company has made available to Parent copies of all material environmental audits, assessments and reports and other documents relating to material environmental, health or safety liabilities relating to the current or former properties, facilities or operations of the Company, in each case which are in the possession or reasonable control of the Company or any of its Subsidiaries.

Section 4.20.   Material Contracts.

(a)   Except as set forth on Section 4.20 of the Company Disclosure Schedule (excluding any Contract that is or relates to a Company Plan), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to our bound by any:

(i)   Contract that is required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but is not so filed;

(ii)   indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money or any debt securities or agreement providing for indebtedness in excess of $20,000,000;

(iii)   Contract for the sale of any material portion of its assets after the date hereof (other than sales of inventory, product or obsolete equipment in the ordinary course of business);

(iv)   Contract under which the Company or any Subsidiary of the Company has an ongoing obligation with respect to an “earn out,” holdback, contingent purchase price or similar contingent payment obligation;

(v)   settlement agreement, conciliation or similar agreement with a Governmental Authority involving future performance by the Company or any of its Subsidiaries, in any such case, that is material to the Company and its Subsidiaries, taken as a whole;

(vi)   Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area and that is material to the Company and its Subsidiaries, taken as a whole;

(vii)   Contract with respect to a material joint venture, partnership agreement, strategic alliance or similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership or the ownership of any equity interest in any Person other than the Company’s Subsidiaries or securities held for investment by the Company or its Subsidiaries in the ordinary course of business;

(viii)   other Contract that could reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries during calendar year 2026 or any subsequent 12-month period of at least $20,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business;

(ix)   other Contract that could reasonably be expected to involve aggregate payments from a Third Party to the Company or any of its Subsidiaries during calendar year 2026 or any subsequent 12-month period of at least $50,000,000 and which is not terminable by either party on less than 60 days’ written notice without penalty;

(x)   Contract relating to the settlement of any litigation Proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries; or

(xi)   Contract to enter into any of the foregoing.

Each such contract described in the foregoing clauses (i) – (xi) is referred to herein as a “Material Contract.”  The Company has made available to Parent true, complete and correct (in all material respects) copies of the Material Contracts.

(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary, and to the Knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions, (iii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination from any other party to any Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Material Contract.

Section 4.21.   Trade Controls; FCPA. (a) Since January 1, 2022, the Company, its Subsidiaries, and their respective directors, officers, and, to the Knowledge of the Company, managers, employees, agents, or representatives, have, in all material respects, (i) conducted their transactions and dealings in accordance with all applicable anti-money laundering laws of any jurisdiction to which the Company or any Subsidiary is subject, (ii) not been in violation of any import, export, re-export, transfer, and re-transfer control laws, rules, regulations, and statutes of any jurisdiction to which the Company or any Subsidiary is subject (“Trade Control Laws”), and (iii) not been in violation of any anti-bribery or anti-corruption law of any jurisdictions to which the Company or any Subsidiary is subject, including the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Action 2010 (“Anti-Corruption Laws”).

(b)   None of the Company, any Subsidiary thereof, nor any of their respective directors, officers or, to the Knowledge of the Company, managers, employees, agents, or representatives,

(i) has been or is a Sanctioned Person, or (ii) has, since January 1, 2022, acting for or on behalf of the Company or any Subsidiary, transacted business with or for the benefit of a Sanctioned Person or otherwise violated, in any material respect, applicable Sanctions.

(c)   The Company and each of its Subsidiaries have implemented and maintain in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws, Sanctions, and Anti-Corruption Laws.

(d)   Since January 1, 2022, neither the Company nor any of its Subsidiaries has been the subject of any investigation by any Governmental Authority, made any voluntary or involuntary disclosure to any Governmental Authority, received any notice or inquiry from any Governmental Authority or internal or external allegation, or conducted any internal investigation or audit, in each case, relating to an actual or potential violation of Trade Control Laws, Sanctions or Anti-Corruption Laws.

(e)   There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company of any of its Subsidiaries alleging a violation of any Trade Control Laws, Sanctions or Anti-Corruption Laws.

Section 4.22.   Healthcare and FDA Regulatory Matters. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Healthcare Laws applicable to the business of the Company and its Subsidiaries.

(b)   Neither the Company, its Subsidiaries, nor any of their respective directors, officers or managers, or, to the Knowledge of the Company, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) is or has been: (i) debarred, disqualified, excluded, or suspended by any Governmental Authority (including the FDA pursuant to its authority under 21 U.S.C. § 335a and 21 C.F.R. § 812.119); (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement; (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company, its Subsidiaries, nor any of their respective directors, officers or managers, or, to the Knowledge of the Company, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) has been or is a party to, nor has any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement agreements, criminal actions, plans of correction or similar agreements or Orders with or imposed by any Governmental Authority concerning any Healthcare Law or Medical Device Law.

(c)   Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2022, the Company and each of its Subsidiaries have implemented physical, technical and administrative safeguards to protect “protected health information” or “PHI” (as defined under HIPAA). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2024, neither the Company, its Subsidiaries, nor any of their respective directors, officers or employees have received notice, complaints, or audit requests from any Governmental Authority regarding uses or disclosures of PHI or its alleged failure to comply with HIPAA or any other Healthcare Law applicable to PHI.

(d)   The Company and its Subsidiaries have, and for the past five years have maintained, all Permits required and issued by the FDA and comparable local, state, and foreign Governmental Authorities (“Medical Device Permits”) necessary for the conduct of the business by of the Company and its Subsidiaries as currently conducted, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation or breach of any of the Medical Device Permits. In the past five years, neither the Company nor any Subsidiary has received notice of any Proceedings pending or, to the Knowledge of the Company, threatened relating to the suspension, revocation or modification of any Medical Device Permit.

(e)   Except as set forth on Section 4.22 of the Company Disclosure Schedule, for the past five years, the operations of the Company and its Subsidiaries have been in material compliance with Medical Device Laws. The operations of the Company and its Subsidiaries regarding the design, development, manufacturing, testing, packaging, labeling, storage, handling, distribution, marketing, advertising, import, and export of medical devices have been conducted in material compliance with Applicable Laws, including the requirements of current good manufacturing practices under 21 C.F.R. Part 820, ISO 13485:2016, and applicable comparable local, state, and foreign Applicable Laws. As applicable, the medical device manufacturing establishments are registered, and medical devices are listed, with the FDA and comparable local, state, and foreign Governmental Authorities whenever legally required in the jurisdictions where the devices are designed, manufactured, distributed, and/or sold.

(f)   Except as set forth on Section 4.22 of the Company Disclosure Schedule, for the past five years (i) there have been no recalls, field safety corrective actions, corrections, or removals ordered (or, to the Knowledge of the Company, threatened) by the FDA or any comparable Governmental Authority with respect to any products designed, manufactured, processed, marketed, or sold by the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have neither voluntarily nor at the request of any Governmental Authority initiated or participated in any recalls, field safety corrective actions, corrections or removals of any products designed, manufactured, marketed, or sold by the Company or its Subsidiaries, and (iii) to the Knowledge of the Company, no customer of the Company or its Subsidiaries has voluntarily, nor at the request of any Governmental Authority, initiated or participated in any recalls, field safety corrective actions, corrections or removals of products designed, processed, or manufactured by the Company or its Subsidiaries as a direct or indirect result of the services of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances reasonably likely to result in a recall, field safety corrective action, correction, or removal of any product designed, manufactured, processed, marketed, or sold by the Company or any of its Subsidiaries.

(g)   In the past five years, no product designed, manufactured, processed, marketed or sold by the Company or any of its Subsidiaries has been seized, withdrawn, detained, subject to a suspension, destruction order, safety alert or similar action, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, marketing, or other activity relating to any such product, or (ii) a change in the labeling of any such product suggesting a compliance issue or risk.  No Proceeding in the United States or any other jurisdiction seeking the withdrawal, revocation, suspension, import refusal or import alert, or seizure of any product designed, manufactured, processed, marketed or sold by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(h)   For the past five years, all reports, statements, documents, registrations, filings, and submissions required to be filed by or on behalf of the Company or any of its Subsidiaries with the FDA or any comparable local, state, or foreign Governmental Authority have been filed, properly maintained, amended and supplemented as required by Medical Device Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports and filings were and are complete and truthful and in material compliance with Medical Device Laws when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any Governmental Authority with respect to such reports and filings, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, nor any Subsidiary, officer, director, employee or, to the Knowledge of the Company, agent or subcontractor of the Company or any of its Subsidiaries made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority responsible for enforcement or oversight with respect to applicable FDA Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke a similar policy.

Section 4.23.   Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals. All material insurance policies of the Company and its Subsidiaries have been made available to Parent.

Section 4.24.   Finders’ Fees.  Except for Goldman Sachs & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any material fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.  The Company has made available to Parent true and complete copies of all engagement letters or other agreements with any broker, finder, investment banker or other similar Person engaged by or on behalf of the Company (including Goldman Sachs & Co. LLC) in connection with the transactions.

Section 4.25.   Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, that, as of the date of this Agreement, and subject to the qualifications, limitations and matters set forth therein, the Merger Consideration to be received by the holders of Company Common Shares is fair to such holders (other than Parent and its Affiliates) from a financial point of view.  It is agreed and understood that such opinion is for the benefit of the Board of Directors and may not be relied on by Parent or Merger Sub for any purpose. A signed, correct and complete copy of such opinion will promptly be made available to Parent for informational purposes only, following receipt thereof by the Company.

Section 4.26.   Antitakeover Statutes.  The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.27.   Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any agreement, commitment, arrangement or understanding that would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, that is not so disclosed.

Section 4.28.   Acknowledgement of No Other Representations and Warranties.  Except for the express representations and warranties set forth in  Article 5 or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 5
Representations and Warranties of Parent and Merger Sub

Subject to Section 11.05, except to the extent set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

Section 5.01.   Corporate Existence and Power.  Each of Parent and Merger Sub (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) has all corporate powers required to carry on its business as now conducted, except in the case of this clause (b) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are directly owned by, and at the Effective Time will be directly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.

Section 5.02.   Corporate Authorization.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no vote of the shareholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Prior to the execution of this Agreement, Parent, as sole stockholder of Merger Sub, duly executed and delivered a written consent approving and adopting this Agreement in accordance with Section 228 and Section 251 of the DGCL, which by its terms will be effective immediately following execution of this Agreement and, when effective, will constitute the only approval of Merger Sub stockholders necessary to adopt this Agreement.

Section 5.03.   Governmental Authorization.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (d) any other actions or filings the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.

Section 5.04.   Non-Contravention.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses  (a) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.  Neither Parent nor Merger Sub is a “foreign person” as that term is defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”).

Section 5.05.   Disclosure Documents.  None of the information supplied or to be supplied by or on behalf of Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06.   Compliance with Laws.  Parent and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07.   Litigation.  As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there is no Order outstanding that in any manner seeks to prevent, enjoin, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 5.08.   Finders’ Fees.  There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates payable by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.

Section 5.09.   Financing. (a) Parent has delivered to the Company a true, complete and fully executed copy of (i) a debt commitment letter, dated as of the date of this Agreement (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below and redacted in accordance with Section 5.09(c), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto confirming their respective commitments to provide Parent with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”) and (ii) an equity commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitment

Letters”) from the Sponsor confirming its commitment to provide Parent with the equity financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)   The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).  The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).  As of the date hereof, none of Financing Commitment Letters have been amended or modified, the respective commitments contained in the Financing Commitment Letters have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Financing Commitment Letters is, to the Knowledge of Parent, currently contemplated or the subject of current discussions (other than amendments to the Debt Commitment Letter to add additional lenders, arrangers and agents).  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of (x) Parent, Merger Sub or any of their respective Affiliates or any other Person, under the Equity Commitment Letter or (y) Parent, Merger Sub or any of their respective Affiliates or, to the Knowledge of Parent, any other Person, under the Debt Commitment Letter.  All fees (if any) required to be paid under the Financing Commitment Letters on or prior to the date hereof have been paid in full.

(c)   There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters.  Other than the Financing Commitment Letters, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that no such redacted provisions in such fee letter permit the imposition of any new conditions (or the modification or expansion of any existing conditions) or (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Financing).  As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available in full to Parent on the Closing Date.

(d)   Assuming the Financing is funded on the Closing Date in accordance with the terms and conditions of the Financing Commitment Letters and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing (after giving effect to any market flex provisions with respect to the Debt Financing), will be in an amount sufficient to enable Parent to (i) make the payment of the Merger Consideration and any other amounts to be paid by it hereunder or under the Financing Commitment Letters and (ii) make any payments required to be made on or after the Closing under the Indentures in respect of the Convertible Notes as a result of the transactions contemplated hereby, including the settlement of any conversions, without giving effect to any payments received pursuant to the Capped Call Transactions, of the Convertible Notes pursuant to the terms of the Indentures (including any make-whole with respect thereto and assuming all conversions are settled solely in cash) and, if applicable, the repurchase of the Convertible Notes as may be required pursuant the terms of the Indentures.  Parent acknowledges and agrees that the availability of funds (including the Financing) will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.10.   Solvency.  Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including any alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.  For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11.   Guarantee.  Concurrently with the execution of this Agreement, Sponsor has delivered to the Company a duly executed Guarantee.  The Guarantee is in full force and effect and constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under such Guarantee.

Section 5.12.   No Prior Operations; Capitalization.  Each of Parent and Merger Sub is a newly formed entity that was formed specifically in connection with the transactions contemplated by this Agreement and, except as required in connection with the transactions contemplated hereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. Sponsor is the indirect beneficial owner of 100% of the outstanding ownership interests of Parent. Parent is the direct beneficial owner of 100% of the outstanding ownership interests of Merger Sub.

Section 5.13.   Ownership of Common Shares.  Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, and except as set forth in Section 5.13 of the Parent Disclosure Schedule, neither Parent nor Merger Sub is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates is, or has been within the past three years, an “associate” of the Company. For purposes of this Section 5.13, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.

Section 5.14.   Acknowledgement of No Other Representations and Warranties.  Except for the express representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 6
Covenants of the Company

Section 6.01.   Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in accordance with Applicable Law and in the ordinary course of business consistent with past practice to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, employees, Governmental Authorities and other material business relations and not:

(a)   (i) amend the Company Certificate of Incorporation or Company Bylaws or (ii) amend the comparable organizational documents of any of the Subsidiaries of the Company;

(b)   (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to the Company or to other Subsidiaries of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of a Company Stock Plan;

(c)   (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Shares upon the settlement or exercise (as applicable) of Company Equity Awards, and (B) any issuance, delivery or sale among the Company and any of its Subsidiaries or between any of such Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)   acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, a material amount of securities or any material business, division or other business organization in excess of $10,000,000 in the aggregate in any one transaction or series of related transactions;

(e)   enter into any material new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement (other than reasonably foreseeable extensions of the existing business of the Company and its Subsidiaries);

(f)   sell, lease, license, assign or otherwise transfer, encumber, abandon, let lapse or subject to any material Lien (in each case, other than Permitted Liens) any material assets, businesses or properties of the Company or any of its Subsidiaries, including material Company-Owned Intellectual Property and the Owned Real Property, other than (i) such sales, leases, assignments, transfers, Liens or other dispositions of inventory or other assets (excluding Company-Owned Intellectual Property) that are in the ordinary course of business consistent with past practice, (ii) pursuant to existing Contracts, (iii) among the Company and any of its Subsidiaries, (iv) non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business consistent with past practice or (v) the abandonment or lapse of Company-Owned Intellectual Property in the ordinary course of business;

(g)   disclose to any Person any material trade secrets or other material confidential information of the Company or any of its Subsidiaries (other than in the ordinary course of business pursuant to a reasonable, written confidentiality and non-disclosure agreement);

(h)   other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business consistent with past practice;

(i)   other than (i) borrowings under the Company Credit Facilities or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, (A) incur any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company, in the cases of the foregoing clauses (A) and (B), in excess of $10,000,000 in the aggregate;

(j)   settle or compromise (i) any Proceeding (excluding any Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, except for confidentiality and similar de minimis obligations) involving payment by the Company or any of its Subsidiaries of an amount not greater than $1,500,000 individually or $5,000,000 in the aggregate or (ii) except in accordance with Section 8.08, any Proceeding (excluding any Proceeding relating to Taxes) that relates specifically to the transactions contemplated hereby;

(k)   (i) amend or modify in any material respect, waive any material rights under, or terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or (ii) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract, (A) in the case of clause (i), other than in the ordinary course of business consistent with past practice and (B) in the case of clause (ii), other than Contracts of the type referred to in Section 4.20(a)(viii) and Section 4.20(a)(ix) that are entered into in the ordinary course of business consistent with past practice;

(l)   other than as required by Applicable Law or a Company Plan existing as of the date of this Agreement, (i) increase or accelerate or grant any increase or acceleration in the funding, payment or vesting of the compensation or benefits provided to any current or former Company Service Provider, (ii) establish, adopt, amend or terminate any Company Plan or any other benefit or compensation plan, policy, program, contract agreement or arrangement that would be a Company Plan if in effect on the date hereof, (iii) grant or announce any cash or equity or equity-based incentive awards, bonuses, retention, change in control, transaction, severance or similar compensation, (iv) hire, promote or engage any current or former Company Service Provider who is an Executive Vice President or higher or (v) terminate any Company Service Provider other than for cause who is an Executive Vice President or higher;

(m)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(n)   materially change the Company’s methods of financial accounting except as required or authorized by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(o)   make or revoke any material Tax election, file a material amendment with respect to a material tax return, adopt or change any material Tax accounting period or methodology, waive any right to a material tax refund, settle or compromise any material Tax Liability or Proceeding relating to Taxes, or consent to any extension or waiver of the statute of limitations, except, in each case, in the ordinary course of business;

(p)   (i) (A) negotiate, modify, amend, extend, terminate or enter into any CBA or (B) recognize or certify any Union or group of employees as the bargaining representative for any Company Employees; (ii) other than in the ordinary course of business consistent with past practice in consultation with Parent, implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act; or (iii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Provider;

(q)   cancel, materially reduce, terminate or fail to use reasonable best efforts to maintain in effect without replacing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(r)   make, or commit to make, any capital expenditures in amounts exceeding the capital expenditures budget of the Company set forth on Section 6.01(r) of the Company Disclosure Schedule, other than any capital expenditures that do not exceed $3,000,000 individually or in the aggregate during any fiscal quarter;

(o)  enter into any agreement, commitment, arrangement or understanding with, any Affiliate of the Company or any Person covered by Item 404 of Regulation S-K of the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(s)   agree, resolve or commit to do any of the foregoing.

Section 6.02.   Company Stockholders Meeting.  The Company shall (a) as soon as reasonably practicable (and in any event within five Business Days) following confirmation from the SEC that it will not review, or that it has completed review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not notified the Company on or prior to the tenth calendar day after making the Company’s initial filing of the Proxy Statement, duly call (including establishing a record date for) and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (together with any adjournments or postponements thereof, the “Company Stockholders Meeting”) to take place within 35 days following the ﬁrst mailing of the Proxy Statement to the Company’s stockholders for purposes of seeking the Company Stockholder Approval, (b) initiate or cause to be initiated a “broker search” in accordance with Rule 14a-13 of the 1934 Act in order for the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause  (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of NYSE; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (ii) to the extent the Company reasonably determines in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) due to Applicable Law (including fiduciary duties) or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (D) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the

Company Stockholders Meeting; provided, that in the case of the foregoing clauses (ii)(A) – (D), the Company Stockholders Meeting shall not be adjourned or postponed on more than two occasions and no such adjournment or postponement shall be for more than five (5) Business Days per occasion; provided, further, that in no event shall the Company Stockholders Meeting be adjourned or postponed beyond the date that is five Business Days prior to the Outside Date. The record date for the Company Stockholders Meeting shall be selected after reasonable consultation with Parent. The Company agrees to use reasonable efforts to provide Parent periodic updates concerning proxy solicitation results as reasonably requested by Parent (including, if requested, providing daily voting reports to the extent reasonably practicable). Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit this Agreement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

Section 6.03.   Access to Information.  (a) From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto), in each case, solely for the purpose of consummating the Merger and integration planning, the Company shall (i) give Parent and its Representatives, upon reasonable written notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries and (ii) reasonably promptly furnish to Parent and its Representatives such existing financial and operating data and other information as such Persons may reasonably request in writing (it being acknowledged and agreed that nothing herein express or implied shall require the Company or any of its Subsidiaries to provide any data or information in any format other than as it then exists, or otherwise manipulate or reconfigure any data or information regarding the Company and its Subsidiaries or any of its or their assets, financial performance or conditions or operations); provided that, in each case, such access may be limited to the extent that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel.  The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement, (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors, (C) information protected by attorney-client privilege or other applicable legal privilege or (D) information related or reasonably pertinent to actual or potential threatened litigation or disputes between the parties to this Agreement; provided that, in the case of clauses  (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege or other applicable legal privilege. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform or cause to be performed any intrusive environmental sampling or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.

(b)   All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of May 22, 2026 between the Company and Parent (the “Confidentiality Agreement”).  No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement. Parent will use its reasonable best efforts to minimize any disruption to the business of the Company and its Subsidiaries that may result from requests for access under this Section 6.03.

Section 6.04.   No-Shop; Other Offers. (a) No-Shop.  Except as otherwise expressly permitted by the remainder of this Section 6.04, from the execution of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries, officers and directors not to, and shall instruct its other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate (including by way of providing information) or encourage the submission of any Acquisition Proposal or any inquiry or indication of interest that is reasonably likely to lead to an Acquisition Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel of the Company or any of its Subsidiaries to, or otherwise cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party, (iii) (A) fail to make, withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify the Company Recommendation (or recommend an Acquisition Proposal), (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors, (D) in the event of a publicly announced Acquisition Proposal that is not covered by the foregoing clause (C), fail to publicly reaffirm the Company Recommendation within ten Business Days after Parent so requests in writing, or (E) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, (v) enter into any agreement in principle, letter of intent, indication of interest, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument relating to or that would reasonably be expected to lead to, an Acquisition Proposal or (vi) resolve, or agree to do any of the foregoing.

(b)   Exceptions.  Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to the receipt of the Company Stockholder Approval:

(i)   the Company, directly or indirectly through its Representatives, may (a) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide Acquisition Proposal that the Board of Directors determines, in good faith, after consultation with outside counsel and a financial advisor, is or is reasonably likely to result in a Superior Proposal and did not result from a breach of Section 6.04(a), and (b) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent, to the extent not already made available or otherwise provided to Parent); provided that, (x) to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with it being shared with such Third Party and (y) any competitively sensitive information or data (as determined by the Company’s legal counsel) provided to any such Third Party in accordance with this Section 6.04 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; and

(ii)   subject to compliance with Section 6.04(d), the Board of Directors may make an Adverse Recommendation Change (a) following receipt of a Superior Proposal or (b) solely with respect to clause (A) and (E) of the definition of Adverse Recommendation Change, in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and that become known to the Board of Directors after the date hereof (or, if known to the Board of Directors as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof) (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (ii) changes in the market price or trading volume of Company Common Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (iii) the Company meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); or (iv) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law.  In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.

(c)   Required Notices.  Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within 24 hours) of the receipt by the Company of any Acquisition Proposal or any request for material non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party (which notice shall include the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than 24 hours after receipt) providing Parent summaries of all oral communications between the Company and Third Party and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.

(d)   Last Look.  Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified

Parent, in writing and at least five Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal and the material terms thereof or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such five Business Day period following the date on which such notice is received, the Company shall have negotiated with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms or any other material terms (it being understood that conditionality, termination and termination fees, regulatory efforts and financing are material terms) of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause  (i) above and a new notice period under clause  (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses  (i) through  (iii) above.

(e)   Obligation to Terminate Discussions. Subject to this Section 6.04, the Company shall, and shall cause any of its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of the foregoing, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly (and in any event within two Business Days after the date hereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company that could reasonably be expected to lead to an Acquisition Proposal or that relates to a potential Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives. If at any time the Company provides any non-public information to a Third Party, in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly (and in any event within 48 hours after the date thereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.

(f)   Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “more than 50%” for all references to “20% or more” in the definition of such term) that (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the Merger and (ii) relative to the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), is reasonably likely to be completed on the terms proposed, taking into consideration (A) the identity of the counterparty, (B) the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), (C) any other legal, financial, financing and regulatory aspects of such Acquisition Proposal and (D) any other factors determined by the Board of Directors to be relevant.

Section 6.05.   Stock Exchange Delisting and Deregistration.  The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under Applicable Laws and the rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Company Common Shares under the 1934 Act and the suspension of the Company’s duty to file reports under Sections 13 and 15(d) of the 1934 Act, in each case as promptly as practicable after the Effective Time.

Section 6.06.   Company Financing Cooperation.

(a)   The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing (including with respect to any “market flex” to the extent exercised or any Alternative Financing) as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter, including, without limitation, the following:

(b)   participating in a reasonable number of meetings, due diligence sessions, presentations, lender meetings, “road shows” and similar sessions with the Debt Financing Sources and other prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice and at mutually agreeable times;

(c)   assisting with the preparation of materials for rating agency presentations, bank information memoranda, marketing materials and other similar documents, including executing customary authorization letters in connection with the distribution of such materials, in each case only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter;

(d)   furnishing, at least three Business Days prior to the Closing, such documentation and information as is reasonably requested in writing by the Parent at least ten Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Debt Commitment Letter;

(e)   (A) executing and delivering any credit agreements, pledge and security documents, guarantees, other definitive financing documents and schedules thereto or other requested certificates or documents; provided that (x) none of the foregoing documents or certificates shall be executed and/or delivered, except in connection with the Closing and (y) the effectiveness thereof shall be conditioned upon, or become operative only after or concurrently with, the occurrence of the Closing and (B) facilitating the obtaining of guarantees and pledging of collateral, granting of security interests and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent; and

(f)   cooperating with, and taking all actions required or otherwise reasonably requested by Parent in order to facilitate the termination and payoff of the indebtedness under the Company Credit Agreement at Closing upon or simultaneously with the funding of the Debt Financing (including, upon such funding, (w) the repayment in full of all obligations then outstanding thereunder, (x) the release of all encumbrances, security interests and collateral, (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing), and arranging for delivery to Parent Payoff Letters, lien terminations and other instruments of discharge, in each case, in form and substance reasonably satisfactory to Parent, from the administrative agent, trustees or other similar agents under the Company Credit Agreement.

(g)   Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:

(h)   take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company;

(i)   take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party;

(j)   take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(k)   execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (other than the customary authorization letters described in clause (a)(ii) above) or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(l)   pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;

(m)   provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract;

(n)   subject the Company or any of its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;

(o)   cause the directors and managers of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and the applicable Subsidiaries on and after the Closing Date and such resolutions (or take other corporate action) are contingent upon the occurrence of, or only effective as of, the Closing;

(p)   waive or amend any terms of this Agreement or any other material contract to which the Company or its Subsidiaries is party; or

(q)   take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letter, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing).

(r)   Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, in each case, other than to the extent arising from any material inaccuracy of any financial statements delivered by the Company or the fraud, bad faith or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives. The foregoing obligations shall be referred to herein as the “Reimbursement Obligations” and shall survive the termination of this Agreement; provided that the Reimbursement Obligations payable pursuant to this Section 6.06(c) shall not exceed $1,000,000 in the aggregate (the “Reimbursement Cap”).

(s)   All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement; provided, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, arrangers, agents, other potential Debt Financing Sources, other potential sources of capital and rating agencies during the arrangement, syndication and marketing of the Debt Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (including customary “click-through” confidentiality undertakings and through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities) and (ii) on a confidential basis to rating agencies.

(t)   The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, nor reasonably likely to, harm or disparage the Company.

(u)   Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance of any party to the Debt Commitment Letter.

(v)   Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a) as it applies to the Company’s obligations under this Section 6.06), the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (i) the Company has willfully and materially breached its obligations under this Section 6.06, (ii) Parent has promptly notified the Company of such breach and (iii) such breach was the direct cause of Parent or Merger Sub’s failure to receive any material portion of the proceeds of the Debt Financing.

Section 6.07.   Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 6.08.   Treatment of Certain Indebtedness. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent, an executed copy of all customary payoff letter in connection with the repayment of the indebtedness that is set forth on Section 6.08 of the Company Disclosure Schedule, stating the aggregate amount of the indebtedness thereunder required for payoff as of the date specified in such letter (together with a customary per diem for payment following such date), the instructions for payment of the same to discharge such obligations and, if such indebtedness is secured by any Lien or other security interest, all Lien terminations and instruments of discharge releasing and terminating such Lien or security interest, as applicable, upon the receipt of the applicable payoff amounts (each, a “Payoff Letter”). At the Closing, Merger Sub shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then necessary to pay the amounts set forth in each Payoff Letter.

Article 7
Covenants of Parent

Section 7.01.   Conduct of Parent.  Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02.   Director and Officer Liability.  Parent shall cause the Surviving Corporation to do the following:

(a)   For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, managers, employees and agents of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof.  If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such Indemnified Person agrees in advance to return any such funds to which it is determined in a final, non-appealable judgment that such Indemnified Person is not ultimately entitled to indemnification.  Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.  At its own expense, an Indemnified Person may, but will not be obligated to, employ separate counsel and participate in the defense of any action involving such Indemnified Person and so controlled by the Surviving Corporation; provided that if (i) the named parties to any such action include the Surviving Corporation and such Indemnified Person and such Indemnified Person is advised in writing by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Corporation or any other Indemnified Person that is party thereto, (ii) a conflict of interest exists between such Indemnified Person and the Surviving Corporation or (iii) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel for such Indemnified Person, then in each such case such Indemnified Person will be entitled to obtain its own separate counsel and the Surviving Corporation shall pay the fees and expenses of such counsel.  The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (A) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (B) if such settlement or compromise (1) includes an unconditional release thereof from all liability arising out of such action in a form reasonably satisfactory to the applicable Indemnified Person and (2) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of such Indemnified Person. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.

(b)   For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that exists as of the date hereof, and not, without the written agreement of the Indemnified Person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)   Prior to the Effective Time, (x) the Company shall, (y) if Parent elects, Parent shall, or (z) if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time, purchase (and fully pay the premium for), and maintain in full force and effect, a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof.  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate annual premium amount in excess of 400% of the amount per annum for the Company’s existing policies, which amount is set forth in Section 7.02(d) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f)   The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03.   Employee Matters.  (a) The Company and Parent hereby acknowledge and agree that a “Change in Control” (or similar phrase) within the meaning of any Company Plan will occur as of the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to, assume and honor all the Company Plans in accordance with their terms.

(b)   For the period commencing at the Effective Time and ending on the date that is 12 months thereafter (or, if earlier, on the date of the employee’s termination of employment), Parent shall cause the Surviving Corporation and/or its Subsidiaries to provide each Company Employee as of immediately prior to the Effective Time whose employment continues with the Surviving Corporation or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”) (i) an annual rate of base salary or base hourly wage, as applicable, that is no less favorable than the annual rate of base salary or base hourly wage provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than the target annual cash bonus or other short-term cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time (excluding any discretionary, one-time, signing, change in control, transaction, retention, long-term incentive or equity-or-equity-based compensation or opportunities), (iii) employee benefits that, on an aggregate basis, are substantially comparable to the employee benefits (other than any long-term incentive, equity or equity-based compensation, nonqualified deferred compensation, severance, defined benefit pension, post-employment welfare benefits, retention or change in control plans, agreements, programs, policies or arrangements (collectively, “Excluded Benefits”)) provided to such Continuing Employee as of immediately prior to the Effective Time and (iv) severance protections no less favorable than those set forth on Section 7.03(a) of the Company Disclosure Schedule, taking into account all service with the Company, Parent and their respective Affiliates in determining the amount of severance benefits payable.

(c)   Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) and in which such Continuing Employees may be eligible to participate for the plan year which includes the Effective Time to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the Effective Time under any similar Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement), and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under the Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time.

(d)   As of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting (other than vesting of future equity awards) and benefit accrual under any employee benefit plans, programs, policies, agreements and arrangements maintained by Parent, the Surviving Corporation or an applicable Subsidiary in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent that such service was credited under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service shall not apply (i) to the extent it would result in a duplication of benefits or compensation or (ii) for any purpose with respect to the Excluded Benefits.

(e)   With respect to annual short-term cash incentive bonuses set forth on Section 7.03(e) of the Company Disclosure Schedule relating to the performance year in which the Effective Time occurs, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to continue the applicable annual bonus plan following the Closing in good faith and in the ordinary course of business substantially consistent in all respects with the Company’s or its applicable Subsidiary’s past practice and shall cause each Continuing Employee who remains employed through the date that such bonuses would be paid in the ordinary course of business to receive an amount in respect of such bonus equal to the greater of (i) the target bonus opportunity under such plan and (ii) the amount determined based on the level of achievement of the applicable performance goals (the “Closing Year Bonus”). Notwithstanding the foregoing, in the event that the employment of any Continuing Employee is terminated by Parent or its Subsidiaries, including the Surviving Corporation, without Cause or by any Continuing Employee for Good Reason, in each case, between July 1 and December 31 of the year in which the Closing occurs, Parent shall, and shall cause its Subsidiaries, including the Surviving Corporation, to, pay to such Continuing Employee, at such time set forth in the preceding sentence, a prorated amount of the Closing Year Bonus based on the number of days that such Continuing Employee was employed during such year.

(f)   Prior to making any written or broad-based oral communications to any current or former Company Service Provider pertaining to compensation or benefits matters described in this Agreement or to compensation or benefits that will be provided by Parent or any of its Affiliates following the Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(g)   Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee, Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03.  Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy or agreement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Affiliates; (ii) alter or limit Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement; (iii) be treated as an amendment to any Company Plan or any compensation or benefit plan, program, policy or agreement maintained or sponsored by Parent, the Surviving Corporation, or any of their respective Affiliates, or obligate Parent, the Surviving Corporation or any of their respective Affiliates to maintain any particular benefit plan, program, policy or agreement; or (iv) confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(h)   Prior to the Closing, Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any Union which is representing any Company Employee, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.

(i)   Notwithstanding anything contained herein to the contrary, Parent and its Affiliates’ obligations under this Section 7.03 shall not apply with respect to any Continuing Employees who are covered by a CBA.

Section 7.04.   Debt Financing Covenants.  (a) Parent and Merger Sub shall (and shall cause their Subsidiaries to) use their reasonable best efforts to arrange and obtain the Debt Financing, including using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms taken as a whole, not materially less favorable to Parent and Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Debt Commitment Letter and such definitive agreements related thereto that are within their control and (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing.

(b)   Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to the Debt Financing as promptly as practicable.  Parent and Merger Sub shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of the Debt

Commitment Letter or the definitive agreements related to the Debt Financing, (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse or time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (A) actual or threatened breach of Parent’s or Merger Sub’s (or any of their respective Subsidiaries’) obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual or potential default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing and (iv) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing.  As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(c)   For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement or otherwise modify or waive its rights under the Debt Commitment Letter, including to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement; provided that no such amendment, supplement, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)) to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter, (C) adversely change the timing of the funding of the Debt Financing thereunder in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.  Parent shall furnish to the Company a copy of any executed written amendment, supplement, modification or waiver of the Debt Commitment Letter. Parent shall not permit or consent to or agree to any amendment, restatement, supplement or other modification or waiver of any provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder). Parent shall furnish to the Company a copy of any executed written amendment, restatement, supplement, modification, waiver or consent of or relating to the Equity Commitment Letter or the promptly upon execution definitive agreements related to the Equity Financing thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Equity Commitment Letters” and the “Financing Commitment Letters” shall include any such document as permitted or required by this

Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Equity Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

(d)   In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 9.03), (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are no more adverse to Parent and Merger Sub than the existing Debt Commitment Letter (including after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (3) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing) and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.09, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 7.04, the “Alternative Financing Commitment Letter”).  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing materially in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).

(e)   For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” and the “Financing Commitment Letters” shall include such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

Article 8
Covenants of Parent and the Company

Section 8.01.   Regulatory Undertakings.

(a)   Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04 and the terms of Section 8.01(b) through Section 8.01(f)), the Company and Parent shall use reasonable best efforts (except where a different standard is specifically contemplated, in which case such different standard shall apply) to take, or cause to be taken, all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, at least five Business Days prior to the Outside Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five Business Days prior to the Outside Date).

(b)   In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 20 Business Days after the date hereof, and such filings shall request early termination of any applicable waiting period under the HSR Act, and (ii) any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof.  To facilitate these filings, each of the Company and Parent shall (and Parent shall cause its Affiliates to) furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement (other than copies of HSR Act filings, which need not be shared).  Each of Parent and the Company shall appropriately respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Competition Laws as promptly as practicable.

(c)   If any objections are asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, or any other applicable Competition Law, or if any Proceeding is instituted or threatened by any Governmental Authority under the HSR Act or any other applicable Competition Law challenging any of the transactions contemplated by this Agreement, Parent and the Company shall take, or cause to be taken, all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act or any such other Competition Law.  In furtherance of and without limiting the foregoing, in connection with any such objection or Proceeding (including solely for the purposes of clause (G) of this Section 8.01(c), any Proceeding instituted or threatened by a Third Party that is not a Governmental Authority), Parent shall, and shall cause its Subsidiaries to, take any such actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act or any such other Competition Law so as to enable the consummation of the transactions hereby to occur no later than 5 Business Days prior to the Outside Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of the Company or any of the Company’s Subsidiaries, (B) terminating, amending or assigning any existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries, (C) terminating any venture or other arrangement of the Company or any of its Subsidiaries, (D) having the Company or any of its Subsidiaries grant any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on the Company or any of the Company’s Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change to, or restructuring of, the Company or any of the Company’s Subsidiaries, and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any such other Competition Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of any Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.01(c) shall require Parent or the Company or its Subsidiaries to take any action contemplated in this Section 8.01(c) that is not conditioned upon consummation of the Merger and the other transactions contemplated hereby; provided, further, that nothing in this Agreement shall require any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or its Affiliates, to take any action with respect to any of their respective businesses, assets, operations or otherwise.

(d)   Each party shall, subject to Applicable Law, (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and permit the other parties to review, reasonably in advance, any substantive written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications between them, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement; provided, however, that materials required to be provided pursuant to the foregoing clauses (i) – (iii) may be redacted to (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(d) as “Outside Counsel Only Material;” provided, further, however, that neither party shall be required to share its HSR filing with the other party. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law.  Subject to compliance with its obligations under this Section 8.01, Parent shall have the right to lead the regulatory strategy for securing approvals and expiration of relevant waiting periods under the HSR Act and Competition Laws, including with respect to the timing and content of any filings, submissions and communications with or to any Governmental Authority in connection therewith; provided that Parent shall consult with, and consider in good faith the views of, the Company; provided, further, that no party shall extend any waiting periods under the HSR Act or any other Competition Law without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

(e)   Parent shall not, and shall cause KKR Core Investments Fund II SCSp (excluding any portfolio company of KKR Core Investments Fund II SCSp) not to, enter into, facilitate or consummate any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person, if such action would (A) reasonably be expected to make it materially more likely that there would arise any material impediments under any Competition Law or any other Applicable Laws that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration or termination of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement.

(f)   Parent shall pay and be responsible for all HSR filing fees and any other filing fees under any Competition Laws incurred in connection with the matters contemplated by this Section 8.01.

Section 8.02.   Certain Filings.  (a) As promptly as practicable following the date of this Agreement (but in no event later than 35 days following the date of this Agreement), the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).

(b)   The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(c)   Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or NYSE in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement, disseminating the Proxy Statement to stockholders of the Company or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other substantive communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.

(d)   The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or at the times of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)   If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing (or correcting) such information shall promptly be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03.   Public Announcements.  The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent.  Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.  Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, (a) either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.03 and (b) Parent and its Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and other investors on a confidential basis to the extent such recipients are subject to customary confidentiality obligations prior to the receipt of such information.

Section 8.04.   Merger Sub Approval.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement.  Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 8.05.   Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.   Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (as well as Company Equity Awards and other derivative securities of Company Common Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.   Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of any of the following:  (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than communications pursuant to Section 8.01, which shall be governed by Section 8.01), (c) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed and (d) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s failure to comply with this Section 8.07 shall not, absent Willful Breach, constitute a breach of this Section 8.07 for purposes of Article 9, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.08.   Litigation and Proceedings.  The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise), including by providing copies of all pleadings with respect thereto. Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall (i) give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Proceedings; provided further that that the Company agrees that it shall not settle or offer to settle any Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.09.   Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10.   Convertible Notes; Capped Calls.  (a) At or prior to the Effective Time, the Company shall cooperate with Parent and take all actions required under the Indentures, the Convertible Notes and the Capped Call Transactions, including in connection with the Merger and the other transactions contemplated by this Agreement, and all Applicable Laws in connection therewith, including for the avoidance of doubt as a result of the Merger constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” (as such terms are defined in the applicable Indenture), in each case, applicable to the Company, including, without limitation, (i) preparing, executing and delivering, and using reasonable best efforts to cause the applicable Trustee to execute and deliver, any supplemental indenture(s) to the Indentures in connection with the Merger, and (ii) preparing, delivering, issuing and entering into any notices, certificates, opinions of counsel or other documents or instruments required to comply with the Indentures, the Convertible Notes or the Capped Call Transactions; provided, that prior to the Effective Time, the Company shall not, except as otherwise set forth in this Section 8.10, amend, modify, supplement or terminate the Indentures, in each case, without the prior written consent of Parent.

(b)   Prior to the Effective Time, the Company shall (i) take all actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding the Capped Call Transactions or otherwise settling the Capped Call Transactions effective as of or after the Effective Time, (ii) reasonably promptly advise Parent of any notices or other material communications with the counterparties to the Capped Call Transactions in respect of any settlement or termination thereof or adjustment thereto (including notices of adjustments received by the Company arising out of an Announcement Event (as defined in the Capped Call Transactions)), and (iii) reasonably cooperate with Parent with respect to its efforts to settle, terminate or amend the Capped Call Transactions effective as of or after the Effective Time and the negotiation of any adjustment, termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided, that the Company shall not agree to amend, modify or supplement the terms relating to any Capped Call Transaction, or affirmatively agree to any adjustment thereto or amount due upon the termination or settlement thereof, in each case, without the prior written consent of Parent.

(c)   The Company shall provide Parent and its counsel as promptly as possible prior to issuance, delivery or execution an opportunity to review and comment on any notices, certificates, press releases, supplemental indentures or other documents or instruments deliverable pursuant to or in connection with the Indentures, the Convertible Notes or the Capped Call Transactions, and the Company shall respond as promptly as reasonably practicable to any questions from, and incorporate all reasonable comments provided by, Parent and its counsel with respect thereto prior to the issuance, delivery or execution.

(d)   Notwithstanding the foregoing, nothing in this Section 8.10 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indentures or any Capped Call Transaction prior to the occurrence of the

Effective Time (other than to the extent expressly required under the Indentures or any Capped Call Transaction or for which Parent agrees to concurrently reimburse the Company), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Capped Call Transaction, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or the Capped Call Transactions (it being understood that the Company will provide Parent with prior notice of any such delivery with a reasonable opportunity to comment on the relevant notice).

Article 9
Conditions to the Merger

Section 9.01.   Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)   the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b)   no Order issued by any Governmental Authority (whether temporary, preliminary or permanent) of competent jurisdiction, or Applicable Law prohibiting, rendering illegal or enjoining the consummation of the Merger shall be in effect; and

(c)   any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger, and any agreement between a Governmental Authority, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the Merger, shall have expired or been terminated and each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority set forth on  Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).

Section 9.02.   Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:

(a)   the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing;

(b)   (i) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(a) (other than the first two sentences) (Capitalization), Section 4.05(b) (Capitalization) and Section 4.24 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the representations and warranties of the Company contained in the first two sentences of Section 4.05(a) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)   since the date hereof, there shall not have occurred a Company Material Adverse Effect; and

(d)   Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (a) – (c) have been satisfied.

Section 9.03.   Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)   each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing;

(b)   (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01(a) (Corporate Existence and Power) and Section 5.02 (Corporate Authorization) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)   the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (a) – (b) have been satisfied.

Article 10
Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and with any termination by Parent also being an effective termination by Merger Sub):

(a)   by mutual written agreement of the Company and Parent;

(b)   by either the Company or Parent, if:

(i)   the Merger has not been consummated on or before 5:00 p.m. Eastern time on May 2, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or resulted in the failure of the Closing to occur on or before the Outside Date;

(ii)   there shall be any Order issued by any Governmental Authority of competent jurisdiction rendering illegal, or restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not been the primary cause of, or resulted in, the events specified in this Section 10.01(b)(ii); or

(iii)   at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)   by Parent:

(i)   prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02 not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if at such time there is any breach or inaccuracy, of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would cause or result in the failure of a condition set forth in Section 9.03; or

(d)   by the Company, if:

(i)   prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal; provided that (x) concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04 and (y) the Company and the Board of Directors shall have complied in all material respects with Section 6.04 with respect to such Superior Proposal;

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if there is any breach or inaccuracy of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would cause or result in the failure of a condition set forth in Section 9.02; or

(iii)   (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time)), (B) the Company has, after the failure in clause (C) below, irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing on such date of confirmation and at all times during the three Business Day period immediately thereafter, and (C) Parent has failed to consummate the Closing on or prior to the date on which the Closing should have occurred pursuant to Section 2.01.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and  Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any Willful Breach of this Agreement by a party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such fraud or Willful Breach (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs and will include the benefit of the bargain lost by a party’s stockholders, which may be deemed in such event to be damages of such party as determined by the trier of fact). The Confidentiality Agreement, the Guarantee and the provisions of  Section 6.03(b), this  Section 10.02 and  Article 11 shall survive any termination hereof pursuant to Section 10.01.  For purposes of this Agreement, “Willful Breach” means any material breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

Article 11
Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

c/o Kohlberg Kravis & Roberts & Co. L.P.

30 Hudson Yards

New York, New York 10001

Attention:

Max Lin

Hunter Craig

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:

Jennifer S. Perkins, P.C.

David M. Klein, P.C.

Daniel A. Guerin, P.C.

Steven M. Choi

E-mail:

jennifer.perkins@kirkland.com

dklein@kirkland.com

daniel.guerin@kirkland.com

steven.choi@kirkland.com

if to the Company, to:

Integer Holdings Corporation

5830 Granite Parkway, Suite 1150

Plano, Texas 75024

Attention:

Diron Smith

Lindsay Blackwood

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:

James P. Dougherty

E-mail:

james.dougherty@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  No Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses & Fees.  (a) General.  Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)   Termination Fee.

(i)   If this Agreement is terminated by the Company pursuant to  Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $154,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, concurrently with and as a condition to such termination.

(ii)   If (A) this Agreement is terminated by (x) Parent or the Company pursuant to  Section 10.01(b)(i) (Outside Date) and at the time of such termination the Company Stockholder Approval has not been received, (y) Parent or the Company pursuant to

 Section 10.01(b)(iii) (Company No Vote) or (z) Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least five Business Days prior to such termination of this Agreement or the date of the Company Stockholders Meeting, in the case of termination pursuant to Section 10.01(b)(iii) (Company No Vote) and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.  For purposes of this  Section 11.04(b)(ii)(C), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(iii)   If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) (Parent Breach) or  Section 10.01(d)(iii) (Parent Failure to Close) (or by Parent pursuant to  Section 10.01(b)(i) (Outside Date), at a time when the Company had the right to terminate the Agreement pursuant to Section 10.01(d)(ii) (Parent Breach) or  Section 10.01(d)(iii) (Parent Failure to Close) (in each case, without giving effect to any notice requirement or cure period or right set forth therein)), then Parent shall pay or cause to be paid to the Company in immediately available funds $307,000,000 (the “Parent Termination Fee”), in the case of a termination by the Company, within two Business Days after such termination and, in the case of a termination by Parent, concurrently with and as a condition to such termination.

(c)   Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee or the Parent Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.

(d)   Notwithstanding anything herein to the contrary (but subject to Section 10.02 and  Section 11.04(e)), Parent and Merger Sub agree that, except in the case of fraud or any Willful Breach of this Agreement, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of such party in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or

Representatives of the Company (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than a Willful Breach). Notwithstanding the foregoing, this Section 11.04(d) shall not relieve the Company from any liability for fraud or Willful Breach.  Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 11.13, (i) the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(iii) or Section 10.01(d)(iii) and receive payment of the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from Parent (or the Sponsor under and in accordance with the Guarantee) shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and any of its Affiliates against Parent, Merger Sub, Sponsor and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives (the “Parent Related Parties”), or any Debt Financing Sources for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Merger and (ii) other than the payment of the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) to the Company by Parent (or Sponsor under the Guarantee) if and when due, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the Merger. Notwithstanding the foregoing, in the event that this Agreement is terminated without the Closing having occurred, this Section 11.04(d) will not relieve Parent or Merger Sub from any liability for any fraud or any Willful Breach of this Agreement, except that under no circumstances will the amount payable by Parent and Merger Sub under this Agreement (for clarity, including the Parent Termination Fee, if payable) whether payable hereunder or by Sponsor under the Guarantee exceed, in the aggregate, the amount of the Parent Termination Fee plus the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap). Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, the Company acknowledges and agrees that in no event will the Company or any Company Related Party seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Financing Commitment Letters, the Guarantee or the Merger (including any breach by any Parent Related Party), the termination of this Agreement, the failure to consummate the Merger or any Proceedings under Applicable Law arising out of any such breach, termination or failure (including in the event of any Willful Breach), other than the Company seeking the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Company seeking the Parent Termination Fee, the

Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from the Sponsor to the extent expressly provided for in the Guarantee.  For the avoidance of doubt, nothing in this  Section 11.04(d) shall (i) limit any remedies of Parent prior to any such termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this  Section 11.04, including specific performance pursuant to  Section 11.13 or (ii) shall restrict the Company’s entitlement to seek and obtain specific performance (1) hereunder as and to the extent permitted by  Section 11.13, (2) against the Sponsor under the Guarantee or (3) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein.  In no event will any party be entitled to receive both (A) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (B) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

(e)   If the Company or Parent fails to promptly pay any amount due pursuant to this  Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law (the foregoing obligations, the “Collection Obligations”); provided that (i) the Collection Obligations payable pursuant to this Section 11.04(e) shall not exceed $5,000,000 in the aggregate (the “Collection Cap”).

(f)   Except as expressly set forth in Section 2.03(c), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent when due. Parent shall file, or cause to be filed, all Tax Returns and other documentation required to be filed with respect to such Taxes and fees.

Section 11.05.  Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face.  The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred.  Headings and subheadings have been inserted in certain sections of the Company Disclosure

Schedule or Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections.  The information provided in the Company Disclosure Schedule or Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement.  In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06.  Binding Effect; Third Party Beneficiaries; Assignment.  (a) Subject to  Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than:  (i) with respect to Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares and Company Equity Awards to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement and (iii) the right of the Company, on behalf of the holders of Company Common Shares and Company Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in  Section 11.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost by such holders) in the event of a Willful Breach hereof by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub.  Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.  Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08.  Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in  Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  11.09.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of the DGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the parties hereto agree that, subject to Section 11.13(b), the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter, or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  Each of Parent and Merger Sub acknowledges and agrees that the Company may pursue a grant of specific performance under this Section 11.13, the payment of the Parent Termination Fee and damages; provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Parent Termination Fee or damages.

(b)   Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the right of the Company to specific performance in connection with enforcing the obligations of Parent and Merger Sub hereunder and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded will be subject to the requirements that (i) all of the conditions in Section 9.01 and Section 9.02 (other than those conditions which by their terms or nature are to be satisfied at the Closing (but subject to such conditions being satisfied or, to the extent permissible, waived at Closing)) have been satisfied or waived and remain so satisfied or waived at the time specific performance is granted, and Parent failed to consummate the Closing on or prior to the date the Closing should have occurred pursuant to Section 2.01, (ii) after such failure referenced in clause (i), the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing on such date of confirmation and at all times during the three Business Day period immediately thereafter and will consummate the Closing if specific performance is granted, (iii) the Debt Financing (or any Alternative Financing in accordance with Section 7.04) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (iv) Parent fails to consummate the Closing within three Business Days after receipt of such irrevocable notice. In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Parent Termination Fee or any other monetary damages whatsoever.

Section 11.14.  Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries and Affiliates, hereby:  (a) (i) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof; and (ii) irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with  Section 11.01, (d) waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waive, to the fullest extent permitted by Applicable Law, all rights of trial by jury in any action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agree that no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), and (g) agree that that (i) the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this  Section 11.14 and Section 11.04(d) and (ii) such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this  Section 11.14 and Section 11.04(d)) together with Section 11.07 shall not be amended in any way materially adverse to any Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.

Section 11.15.  No Recourse.

(a)   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Parent Related Parties that are expressly identified as parties hereto and no Parent Related Parties (other than Parent, Merger Sub and the Sponsor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b)   The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or Proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, or the Sponsor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein).

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

INTEGER HOLDINGS CORPORATION

By:	/s/ Payman Khales
	Name:	Payman Khales
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ARMSTRONG PARENT, INC.

By:	/s/ Max Lin
	Name:	Max Lin
	Title:	President

ARMSTRONG BIDCO, INC.

By:	/s/ Max Lin
	Name:	Max Lin
	Title:	President

[Signature Page to Merger Agreement]

Exhibit A

Certificate of Incorporation of Surviving Corporation